UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	June 19, 2012

MGIC Investment Corporation
(Exact Name of Registrant as Specified in Its Charter)

Wisconsin
(State or Other Jurisdiction of Incorporation)

1-10816	39-1486475
(Commission File Number)	(IRS Employer Identification No.)

MGIC Plaza, 250 East Kilbourn Avenue, Milwaukee, WI	53202
(Address of Principal Executive Offices)	(Zip Code)

(414) 347-6480
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On June 19, 2012, we amended our Amended and Restated Rights Agreement, dated as of July 7, 2009, as amended, between the Company and Wells Fargo Bank, National Association, as Rights Agent (as amended by the Amendment described in this item, the “Rights Agreement”).

Under the Rights Agreement, becoming an “Acquiring Person” can result in dilution to the Acquiring Person’s ownership of our stock. Unless an exception applies, an Acquiring Person is a person who beneficially owns 5% or more of our stock. One such exception is for “Exempt Persons.” In order for a person to be considered an Exempt Person, the Company must determine that such person’s beneficial ownership of 5% or more of our stock would not jeopardize or endanger the availability to us of certain tax benefits (the “Tax Determination”). Under the Rights Agreement, the Tax Determination is generally required to be made before a person becomes a 5% beneficial owner of our stock.

In principal part, the Amendment provides that the Tax Determination may be made after a person becomes a beneficial owner of 5% or more of our stock, provided that person’s beneficial ownership was reported on a Schedule 13F-HR filed on May 7, 2012 and provided our Board of Directors determined that such person had inadvertently become a beneficial owner of 5% or more of our stock.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Amendment involved unique circumstances. No person should assume that if such person became the beneficial owner of 5% or more of our stock prior to a Tax Determination, that the Rights Agreement would be amended to allow such person to be an Exempt Person, even if these tax benefits were not jeopardized.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits.

(4.1)	Amendment to Amended and Restated Rights Agreement, dated as of June 19, 2012 between MGIC Investment Corporation and Wells Fargo Bank, National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGIC INVESTMENT CORPORATION

Date: June 20, 2012	By:	/s/ Jeffrey H. Lane
Jeffrey H. Lane
Executive Vice President, General Counsel and Secretary